Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) between Capstead Mortgage Corporation, a Maryland corporation (the “Company”), and Andrew F. Jacobs (“Jacobs”), is hereby entered into as of July 14, 2016 (the “Effective Date”) (the signatories to this Agreement may be referred to collectively as “Parties” and individually as a “Party”), who agree as follows:

WHEREAS, Jacobs desires to resign from his position as President, Chief Executive Officer and a director of the Company;

WHEREAS, the Company desires to retain Jacobs as an employee of the Company to provide certain services to the Company; and

WHEREAS, the Parties mutually agree that, as of the Effective Date, Jacobs shall resign from his position as President, Chief Executive Officer and a director of the Company, and shall continue to be an employee of the Company in a confidential and fiduciary relationship through the termination of this Agreement, as herein after defined.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed as follows:

1.          Continuation of Employment.  On the Effective Date, Jacobs hereby resigns from his positions as President, Chief Executive Officer and a director of the Company, and concurrently herewith, the Company hereby engages Jacobs as an employee of the Company to provides services as set forth in Section 3 hereof.

2.          Consulting Period.  The term of Jacobs’ employment under this Agreement shall be for the period beginning on the Effective Date and ending at 12:01 a.m., Central Time, on January 2, 2017 (the “Employment Termination Time” and, the period from the Effective Date through the Employment Termination Time, the “Consulting Period”).  In the event the Consulting Period is terminated early by either Party pursuant to Section 6, the Employment Termination Time defined in this Section 2 shall not be changed and at all time shall mean 12:01 a.m., Central Time, on January 2, 2017.

3.          Consulting Services.  Jacobs agrees to provide assistance and advice on the Company’s business and other matters, including but not limited to lawsuits, arbitration proceedings, governmental hearings, investigations or proceedings in which the Company or any of its subsidiaries or affiliates is a party or otherwise involved, as may be reasonably requested from time to time during the Consulting Period.

4.          Consulting Payments.  In exchange for Jacobs’ promises and covenants contained in this Agreement, including Jacobs’ full and final release of any and all claims Jacobs may have against the Company, and for Jacobs’ agreement to provide consulting services to the Company during the Consulting Period, the Company agrees to pay Jacobs:

a.          a consulting fee payable at the rate of seven hundred seventy-three thousand and no/100 dollars ($773,000.00) per annum for the period of time from the Effective Date of this Agreement through December 31, 2016 or such earlier date on which this Agreement shall be terminated, which amount shall be paid in substantially equal installments based upon the Company’s then-current regular payroll practices (the “Consulting Payments”), less any applicable taxes and withholdings;

b.          Jacobs will continue to receive retirement related benefits, including contributions to the Company’s nonqualified deferred contribution plan as an employee through the termination of this Agreement. (for the avoidance of doubt, payments described in Section 4.c. shall not be considered “Annual Compensation” for purposes of the Capstead Mortgage Corporation Deferred Compensation Plan, as amended and restated effective January 1, 2009); and

c.          the sum of two million three hundred nineteen thousand dollars ($2,319,000.00) minus the aggregate amount of the Consulting Payments actually paid to Jacobs for the Consulting Period, less any applicable taxes and withholdings, to be paid to Jacobs in a lump sum on January 2, 2017.

d.          Jacobs acknowledges and agrees that Jacobs shall seek advance written approval from the Company prior to incurring any expenses for which he will seek reimbursement in connection with the consulting services rendered pursuant to this Agreement.

5.          Incentive Awards.  Unless this Agreement is terminated in accordance with Section 12 prior to the Employment Termination Time, and if Jacobs remains continuously employed until the Employment Termination Time, Jacobs shall receive any incentive awards under the Company’s existing incentive-based compensation programs and agreements through the 2016 fiscal year attributable to Jacobs, the amount of which incentive awards to be paid or issued to Jacobs to be based on achievement of the applicable performance goals for the applicable period for each such incentive award and subject to and consistent with the terms of the programs and agreements governing such incentive awards and their payment or issuance, consisting of: (i) short-term incentive programs, including (a) the 2016 Annual Incentive Compensation Program and (b) Dividend Equivalent Rights; and (ii) long-term incentive programs, including (a) performance-based restricted common stock and (b) performance units and for the avoidance of doubt including the Restricted Stock Agreement dated January 11, 2013 and the Performance Unit Agreement dated December 18, 2013 (collectively, the “Incentive Awards” ). Each of the Incentive Awards shall be paid to Jacobs at the same time when the applicable Incentive Awards are paid to other eligible employees of the Company.  Subject to the condition of continued employment through the Employment Termination Time, Jacobs will be entitled to the applicable Incentive Awards (including payment of award amounts, vesting of any awards or conversion of performance units) regardless of whether the underlying plan documents for any, or all, of such Awards requires the employee to be employed after the Employment Termination Time, any such provisions hereby being waived by the Company.  Subject to the foregoing sentence, Jacobs shall not be entitled to any bonus, benefits or other incentive-based compensation that may accrue after December 31, 2016.

6.          Clawback Policy. Any short- and long-term incentive compensation, or any other compensation, paid to Jacobs pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government rule or regulation, stock exchange listing requirement or clawback policy of the Company in effect during the Consulting Period shall be subject to such deductions and clawback as may be required to be made pursuant to such law, government rule or regulation, stock exchange listing requirement or clawback policy of the Company in effect during the Consulting Period and applicable to any such compensation.

7.          Confidentiality.  At any time during the Consulting Period and thereafter, without the prior written consent of the Company, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Jacobs shall use Jacobs’ best efforts to consult with the Company prior to responding to any such order or subpoena, and except as required in the performance of Jacobs’ duties hereunder, Jacobs shall not disclose to, or use for the benefit of, any third party any confidential or proprietary information belonging to the Company.

8.          Non-Solicitation.  Jacobs agrees that from the Effective Date until twenty-four (24) months after the date of the expiration of the Consulting Period, Jacobs shall not directly or indirectly solicit, cause to be solicited, assist or otherwise be involved with the solicitation of, any employee, contractor or other person to terminate that person’s employment, contract or relationship with the Company.  Further, Jacobs agrees that from the Effective Date until twenty-four (24) months after the date of the expiration of the Consulting Period, Jacobs shall not, directly or indirectly, hire, recruit, solicit, or participate or assist any person or entity in hiring, recruiting or soliciting, any individual who was an employee or contractor of the Company at any time within the last twelve (12) months of Jacobs’ employment with the Company.

9.          Duty of Loyalty; Non-Disparagement.  Jacobs acknowledges that Jacobs is a fiduciary of the Company and owes a duty of loyalty to the Company during the Consulting Period to perform Jacobs’ duties and responsibilities under this Agreement in good faith and in the best interests of the Company and without personal economic conflict.  Jacobs promises and represents that from the Effective Date until the date that is twenty-four (24) months after the date of the expiration of the Consulting Period, Jacobs will not make or cause to be made any derogatory, negative or disparaging statements, either written or oral, about the Company, any of its current or former subsidiaries, or any of their respective current or former officers, directors or employees, in any manner that is or is reasonably likely to be harmful to one or more of them or the business, business reputation or personal reputation of one or more of them.  The Company agrees to instruct its officers and directors as of the Effective Date not to make or cause to be made any derogatory, negative or disparaging statements, either written or oral, about Jacobs in any manner that is or is reasonably likely to be harmful to him or his business or personal reputation.

10.          Mutual Release of Claims.

a.          Subject to the clawback policy set forth in Section 6 and except for the rights and obligations of each Party arising or provided for by this Agreement and any claims, demands, causes of action and liabilities arising out of this Agreement or the performance by a Party of, or the failure of a Party to perform, any of its covenants and obligations under this Agreement, each Party hereby irrevocably and unconditionally releases and forever discharges the other Party from any and all claims, demands, causes of action, and liabilities of any nature, both past and present, known and unknown, resulting from any act or omission of any kind occurring on or before the date of execution of this Agreement which arise under contract or common law, or any federal, state or local law, statute, code, rule, regulation or ordinance that the releasing Party has or may have against the other Party. The Parties understand and agree that each Party’s release of claims granted hereby includes, but is not limited to, the following: all claims, demands, causes of action and liabilities for past or future loss of pay or benefits, expenses, damages for pain and suffering, damages for physical or mental injury, damage to reputation, punitive damages, compensatory damages, attorney’s fees, interest, court costs, and damages for any other injury, loss, damage or expense and all equitable remedies of each and every kind whatsoever.

b.          Each Party affirms to the other Party that the affirming Party has not filed, caused to be filed, and/or is not presently a party to any claim, complaint, or action against the other Party in any forum or form.  As a material term of this Agreement, Jacobs attests that Jacobs has given Company written notice of any and all concerns Jacobs may have regarding suspected ethical or compliance issues or violations on the part of Company or any of Company’s directors, employees, agents, contractors or subcontractors. Subject to Section 5 of this Agreement,  any benefits to which Jacobs is entitled to under separate plan documents will be maintained and governed in accordance with the terms of those respective plans. Jacobs furthermore affirms that Jacobs has no known workplace injuries or occupational diseases.

c.          In addition, Jacobs affirms that Jacobs has been paid for and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Jacobs may be entitled to as of the Effective Date, except for normal payroll amounts associated with the period from July 1, 2016 through the Effective Date scheduled to be disbursed July 15, 2016, and other than the payments provided for in Section 4 of this Agreement and any Incentive Awards earned as provided for in Section 5 of this Agreement, Jacobs is not owed any further compensation from the Company.  Jacobs specifically releases and waives any rights he may have to that certain severance agreement dated December 9, 1999, as amended February 23, 2004, or any other agreement with the Company not specifically contemplated herein.  The Parties agree and acknowledge that the severance agreement dated December 9, 1999, as amended February 23, 2004, is hereby superseded by this Agreement and will have no other force and effect with respect to Jacobs.  Notwithstanding the foregoing, Jacobs is not waiving or releasing rights or benefits vested as of the date of this Agreement.

d.          Jacobs does not waive hereunder any rights or claims which cannot be waived by law, including, but not limited to the right to file a Charge with the Equal Employment Opportunity Commission (“EEOC”), or its local or state equivalent, file a complaint with the National Labor Relations Board (“NLRB”), or to participate in any agency investigation, although Jacobs does waive any right to monetary recovery should the EEOC, NLRB, or other local, state or federal administrative or governmental agency pursue claims against the Company on Jacobs’ behalf.

11.          Knowing and Voluntary.  Jacobs represents and certifies that Jacobs (1) has received a copy of this Agreement for review before signing; (2) has read this Agreement carefully; (3) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (4) understands its provisions; (5) has been advised to consult with an attorney; (6) has determined that it is in Jacobs’ best interest to enter into this Agreement; (7) has not been influenced to sign this Agreement by any statement or representation by Company not contained in this Agreement; and (8) enters into this Agreement knowingly and voluntarily.

12.          Early Termination.  If (1) Jacobs fails in any material respect to provide to the Company such consulting services as are reasonably requested by the Company during the Consulting Period and such failure continues for a period of 10 business days after notice to Jacobs from the Company, subject to reasonable delay as agreed to by both Jacobs and the Company or (2) Jacobs shall breach in any material respect any of his covenants in Section 7 through 9 of this Agreement, the Company may terminate the Consulting Period by giving three days’ prior written notice of such termination to Jacobs. Upon such a termination of the Consulting Period, Jacobs shall at the time of the termination of the Consulting Period cease to be an employee of the Company without the need for any further action on the part of the Company and the Company shall have no further obligations to Jacobs under Sections 4.a. and 4.b. of this Agreement or to make any payment or to pay or issue any Incentive Award to Jacobs pursuant to Section 5 (unless otherwise vested under the terms of the applicable Incentive Award(s) plan documents).  Further upon such termination of the Consulting Period, all other provisions of this Agreement will remain in full force and effect, including without limitation the obligations of Jacobs under Section 6 through 9 of this Agreement and the Company’s obligations under Section 4.c. of this Agreement.

Jacobs may terminate the Consulting Period at any time for any reason.  In the event of such a termination by Jacobs, Jacobs shall at the time of the termination of the Consulting Period cease to be an employee of the Company without the need for any further action on the part of the Company and the Company shall have no further obligations to Jacobs under Sections 4.a. and 4.b. of this Agreement or to make any payment or to pay or issue any Incentive Award to Jacobs pursuant to Section 5 (unless otherwise vested under the terms of the applicable Incentive Award(s) plan documents).  Further upon such termination of the Consulting Period by Jacobs, all other provisions of this Agreement will remain in full force and effect, including without limitation the obligations of Jacobs under Section 6 through 9 of this Agreement and the Company’s obligations under Section 4.c. of this Agreement.

13.          Reimbursement of Legal Costs.  The Company agrees to reimburse Jacobs for his reasonable legal costs (including reasonable attorney’s fees) incurred in connection with the negotiation and documentation of this Agreement.

14.          Choice of Law/Venue.  This Agreement shall be interpreted under and governed by, construed and enforced in accordance with, and subject to, the laws of the State of Texas, without giving effect to any principles of conflicts of law.  Any disputes between the Parties concerning Jacobs’ employment with the Company and/or this Agreement shall be settled exclusively in Dallas County, Texas. The Parties hereby waive all rights to a jury trial.

15.          Complete Agreement.  This Agreement contains the entire understanding between Jacobs and the Company concerning the subject matter of this Agreement, supersedes all prior agreements and understandings relating to the subject matter of this Agreement, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement may not be amended, supplemented, or modified in any manner, except in writing signed by Jacobs and a duly authorized signatory of the Company.

IN WITNESS WHEREOF the parties have signed and delivered this Agreement as of the date first set forth above.

CAPSTEAD MORTGAGE CORPORATION

By:	/s/ JACK BIEGLER
Jack Biegler, Chairman of the Board

/s/ ANDREW F. JACOBS
Andrew F. Jacobs